EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT

 I, Julie A. Sherwood, certify that:

(a) A review of AEP Texas Inc.’s (the “Servicer”) activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transition Property Servicing Agreement dated as of March 14, 2012 between AEP Texas Central Transition Funding III LLC, as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period, except as described in the attached Appendix A.

Date: March 29, 2023

/s/ Julie A. Sherwood
Name: Julie A. Sherwood
Title: Treasurer and Senior Officer in Charge of
the Servicing Function, AEP Texas Inc., as Servicer

Appendix A

1122(d)(3)(i) – Investor remittance and reporting. (i) Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

(A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements;
(B) Provide information calculated in accordance with the terms specified in the transaction agreements;
(C) Are filed with the Commission as required by its rules and regulations; and
(D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

With respect to servicing criterion 1122(d)(3)(i)(A), instances were identified where Servicer Certificates were not provided to required parties within the timeframe described in the transaction agreements.